Exhibit 99.1

Depomed Announces Second-Quarter 2018 Financial Results

— Raises Full-Year Earnings and Adjusted EBITDA Guidance Range and

Lowers Full-Year Net Sales Guidance Range for the Neurology Franchise —

— Confirms Regulatory Plan to File for FDA Approval of Cosyntropin Depot by Year End —

— Announces Agreement with PDL BioPharma to Monetize Royalty Stream;

Company Received $20 Million in Cash —

— Announces Planned Change in Company Name from Depomed to Assertio Therapeutics;

Remains On-Track to Transition to New Corporate Headquarters in Lake Forest, Illinois —

[Lake Forest, Illinois] - Depomed, Inc. (NASDAQ: DEPO) today reported financial results for the quarter ended June 30, 2018 and provided an update on its business performance and strategic initiatives.

“I mentioned on our first-quarter earnings conference call that I expected 2018 to be a very busy and productive year,” said Arthur Higgins, President and CEO of Depomed. “With more than half the year complete, I remain more confident than ever that this will be the case. Today we raised our full-year earnings and adjusted EBITDA guidance and reaffirmed our goal to file for FDA approval for cosyntropin depot by year end. On the commercial side, we’ve stabilized our core neurology brands and are seeing positive sequential total prescription growth for the franchise, but we have more work to do with Gralise. We’ll also be changing our name next week to Assertio Therapeutics — another tangible sign of the transformation underway at our company.”

Financial Highlights

•                  Second-quarter GAAP revenues were $63.3 million

•                  Second-quarter GAAP net loss of $21.0 million or $0.33 loss per share

•                  Second-quarter non-GAAP adjusted EBITDA of $36.8 million(1)

•                  Second-quarter ending cash and cash equivalents of $57.2 million, reflecting a debt principal payment of $57.5 million in the second quarter

Business Highlights

•                  Cosyntropin Development Update: The Company continues to expect to file a New Drug Application with the U.S. Food and Drug Administration for cosyntropin depot by year end. The Company will be filing a 505(b)(2) application for a diagnostic indication. The Company believes this filing strategy is the most efficient and expeditious way to bring this important product to patients. As previously announced, Depomed and its development partner also recently began enrolling and dosing the first pediatric patients in a new clinical trial evaluating cosyntropin (Synthetic ACTH Depot) for the treatment of infantile spasms, a specific seizure type present in infantile epilepsy syndrome, a rare pediatric disorder. Cosyntropin depot is a long-acting, alcohol-free synthetic ACTH analogue that the Company believes, if approved, will offer patients, physicians, and payers in the United States an important treatment alternative to the current standard of care.

(1)         All non-GAAP measures included in this earnings release are reconciled to the corresponding GAAP measures in the schedules to this earnings release.

•                  Collaboration and License Agreements: On August 2, 2018, the Company sold to PDL BioPharma, for $20 million in cash, the Company’s remaining interest in royalty payments payable under license agreements relating to the Company’s Acuform® technology in the Type 2 diabetes therapeutic area. Substantially all of the Company’s interest in such royalty payments were initially sold to PDL in October 2013.

Additionally, in the second quarter the Company recognized, as planned, a $5.0 million payment from Ironwood Pharmaceuticals related to the initiation of a Phase 3 clinical trial conducted by Ironwood.

•                  Corporate Headquarters Relocation: During the second quarter, the Company made significant progress on the relocation of its Corporate Headquarters from Newark, CA, to Lake Forest, IL. The new headquarters is expected to be fully operational by mid-August. The new headquarters location is near a concentration of pharmaceutical companies, which has allowed the Company to attract new talent.

•                  Corporate Name Change: In the second quarter, the Company received shareholder approval to reincorporate in Delaware and to change its name to Assertio Therapeutics. As the Company has transformed, it has become clear that the name Depomed, which referred to the Company’s drug delivery technology platform, no longer accurately reflects its current business or its future direction. Assertio reflects an aspirational mindset and a new brand identity that’s decisive and assertive, and committed to delivering shareholder value. The Company has a new name and a renewed mission to advance patient care in the core areas of neurology, orphan and specialty medicines.

The Company expects its planned changes to become effective in the coming week, including its reincorporation to Delaware, the change in the Company’s name from “Depomed, Inc.” to “Assertio Therapeutics, Inc.” and the change in the Company’s ticker symbol from “DEPO” to the new trading symbol “ASRT.”

•                  Collegium Commercialization Agreement: In January, the Company closed a commercialization agreement with Collegium Pharmaceutical, Inc. under which Collegium is commercializing both NUCYNTA® ER and NUCYNTA®. In exchange, for the first four years of the agreement, the Company expects to receive a minimum annual royalty of $135 million ($132 million prorated for 2018). Under the agreement, Collegium began paying royalties to the Company in the first quarter of 2018. Related to second-quarter 2018 activity, the Company received $33.75 million in cash and recognized $31.2 million in royalty revenue.

•                  Legal Update: On July 9, 2018, the Company announced that it is engaged in confidential settlement discussions with Purdue Pharma L.P. in connection with ongoing patent infringement litigation between the Company and Purdue. As of that date, the Court issued an order administratively terminating the case, pending the outcome of settlement discussions between the parties. The Court’s order does not constitute a dismissal with prejudice of the case under the Federal Rules of Civil Procedure, and if a settlement cannot be consummated, either party may request that the action be reopened.

Revenue Summary

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Product sales, net:
Gralise	$13,815	$18,122	28,642	35,722
Cambia	8,089	8,495	14,505	15,685
Zipsor	3,988	4,403	8,734	9,054
Total neurology product sales, net	25,892	31,020	51,881	60,461

Nucynta products (1)	626	63,938	18,771	120,857
Lazanda (2)	320	5,274	540	9,199
Total product sales, net	26,838	100,232	71,192	190,517

Commercialization agreement (3)
Royalty income	31,179	—	59,274	—
Revenue from one-time sale of inventory	—	—	55,705	—
Royalties and milestones	5,257	225	5,507	387

Total revenues	$63,274	$100,457	$191,678	$190,904

(1) The Company transitioned the commercial rights to sell Nucynta to Collegium on January 9, 2018. Nucynta product sales for the three months ended June 30, 2018 relate to sales reserve estimate adjustments. Nucynta product sales for the six months ended June 30, 2018 reflect the Company selling Nucynta during a stub period between January 1st and January 8th, and also includes a $12.5 million benefit related to the release of sales reserves for which the Company is no longer financially responsible.

(2) The Company divested Lazanda in November 2017. Product sales for the three and six months ended June 30, 2018 relate to sales reserve estimate adjustments.

(3) The commercialization agreement revenues for the six months ended June 30, 2018 includes $59.3 million related to the commercialization rights and facilitation services provided to Collegium and $55.7 million related to the fair value of inventory transferred to Collegium.

2018 Financial Guidance

(in millions)	Prior 2018 Guidance	Current 2018 Guidance
Neurology Franchise Net Sales	$120 to $125 million	$105 to $110 million
GAAP SG&A Expense	$123 to $133 million	$118 to $128 million
GAAP R&D Expense	$11 to $16 million	$9 to $14 million
Non-GAAP SG&A Expense	$110 to $120 million	$100 to $110 million
Non-GAAP R&D Expense	$10 to $15 million	$7 to $12 million
GAAP Net Loss	($23) to ($33) million	($8) to ($18) million
Non-GAAP Adjusted EBITDA	$125 to $135 million	$145 to $155 million

GAAP

The Company is raising its full-year net loss guidance to be within the range of ($8) million to ($18) million from the previous range of ($23) million to ($33) million due to revenue from the PDL BioPharma agreement as well as expense savings, partially offset by lower neurology franchise sales and increased opioid-related litigation, investigation and regulatory costs.

Non-GAAP

The Company is raising its full-year guidance for adjusted EBITDA and lowering its full-year guidance for neurology franchise net sales. The Company is increasing its full-year adjusted EBITDA range to $145 million to $155 million from the previous range of $125 million to $135 million. The increase is primarily related to the $20 million received from the sales of royalties to PDL BioPharma. The Company adjusted guidance for neurology franchise net sales to a range of $105 million to $110 million from the previous range of $120 million to $125 million. The lower range is primarily the result of slower Gralise prescription growth in the first half of the year; however, the majority of the impact is being offset by lower SG&A expenses. This non-GAAP guidance excludes specified items (defined in the tables in this release) such as opioid-related litigation, investigation and regulatory costs of $7 million to $10 million for the full year 2018.

Conference Call and Webcast

Depomed will host a conference call today, Wednesday, August 8, 2018 beginning at 8:30 a.m. ET to discuss its results. This event can be accessed in three ways:

•                  From the Depomed website: http://investor.depomedinc.com/  Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

•                  By telephone: Participants can access the call by dialing (844) 839-0046 (United States) or (857) 270-6032 (International) referencing Conference ID 2895623.

•                  By replay: A replay of the webcast will be located under the Investor Relations section of Depomed’s website approximately two hours after the conclusion of the live call.

About Depomed

Depomed is a leading specialty pharmaceutical company committed to putting the patient first in everything it does. Depomed is focused on enhancing the lives of patients, families, physicians, providers and payors through the commercialization of products in the areas of pain and neurology, and in the development of drugs in areas of unmet medical need. Depomed currently markets three medicines focused on neuropathic pain and migraine through its Neurology and Pain businesses and its emerging Orphan Specialty Business is focused on orphan drug indications and areas of unmet medical need. To learn more about Depomed, visit www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, the commercialization of Gralise, CAMBIA, and Zipsor, royalties associated with Collegium’s commercialization of NUCYNTA and NUCYNTA ER, regulatory approval and clinical development of cosyntropin depot, Depomed’s financial outlook for 2018 and expectations regarding financial results and potential business opportunities and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the Company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor and Media Contact:

John B. Thomas
SVP, Investor Relations and Corporate Communications
jthomas@depomed.com

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (GAAP) basis, the Company has included information about non-GAAP revenue, non-GAAP adjusted earnings, non-GAAP adjusted earnings per share, non-GAAP adjusted EBITDA and other non-GAAP financial measures as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance, and in part, in the determination of bonuses for executive officers and employees. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified Items to be significant income/expense items not indicative of current operations, including the related tax effect. Specified items include non-cash adjustment to Collegium agreement revenue and cost of sales, release of NUCYNTA and Lazanda sales reserves for products the Company is no longer selling, interest income, interest expense, amortization, acquired in-process research and development and non-cash adjustments related to product acquisitions, stock-based compensation expense, non-cash interest expense related to debt, depreciation, taxes, transaction costs, CEO transition, restructuring costs, certain types of legal settlements, disputes, fees and costs, and to adjust for the tax effect related to each of the non-GAAP adjustments.

Revisions to Specified Items

As a result of the Company’s January 2018 commercialization agreement with Collegium Pharmaceutical, Inc. and December 2017 divestiture of Lazanda® (fentanyl) nasal spray to Slán Medicinal Holdings Limited, the Company no longer commercializes opioids. Management believes that the following types of items are associated with the Company’s historical promotion of opioids and do not reflect the Company’s core business on a go-forward basis: (1) adjustments to net sales related to reserves recorded prior to the Company’s exit of opioid commercialization activities and (2) legal costs and expenses incurred in connection with opioid-related litigation, investigations and regulations. As a result, beginning with the second quarter of 2018, the Company’s list of specified items now includes these categories, which management believes relate to the Company’s historical commercialization of opioid products. Given the timing of the Collegium transaction, which was consummated during the first quarter of 2018, management believes the second quarter of 2018 is the appropriate time to make such an update. Management believes that investors will benefit from the ability to view the profitability of the Company’s current and ongoing business activities without such categories included. This modification does not change how the Company manages these expenses and other items, but better reflects how management evaluates ongoing business activities.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Product sales, net	$26,838	$100,232	$71,192	$190,517
Commercialization agreement	31,179	—	114,979	—
Royalties and milestones	5,257	225	5,507	387
Total revenues	63,274	100,457	191,678	190,904

Costs and expenses:
Cost of sales	2,753	19,725	14,797	37,499
Research and development expense	2,180	5,614	3,708	10,698
Selling, general and administrative expense	31,308	50,010	60,341	98,529
Amortization of intangible assets	25,444	25,735	50,888	51,470
Restructuring charges	5,814	3,441	14,831	3,441
Total costs and expenses	67,499	104,525	144,565	201,637

Income/(loss) from operations	(4,225)	(4,068)	47,113	(10,733)
Interest and other income	67	282	296	532
Loss on prepayment of senior notes	—	(5,364)	—	(5,364)
Interest expense	(17,010)	(17,758)	(35,078)	(37,882)
(Provision for)/benefit from income taxes	120	249	445	47
Net income/(loss)	$(21,048)	$(26,659)	$12,776	$(53,400)

Basic net income/(loss) per share	$(0.33)	$(0.43)	$0.20	$(0.86)
Diluted net income/(loss) per share	$(0.33)	$(0.43)	$0.20	$(0.86)
Basic shares used in calculation	63,719	62,532	63,611	62,331
Dilued shares used in calculation	63,719	62,532	64,107	$62,331

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2018	2017

Cash, cash equivalents and marketable securities	$57,233	$128,089
Accounts receivable	42,149	72,482
Inventories	4,977	13,042
Property and equipment, net	11,113	13,024
Intangible assets, net	742,985	793,873
Prepaid and other assets	53,738	18,107
Total assets	$912,195	$1,038,617

Accounts payable	$3,144	$14,732
Income tax payable	—	126
Interest payable	12,282	13,220
Accrued liabilities	29,434	60,496
Accrued rebates, returns and discounts	80,172	135,828
Senior notes	301,581	357,220
Convertible notes	278,457	269,510
Contingent consideration liability	967	1,613
Other liabilities	14,952	16,364
Shareholders’ equity	191,206	169,508
Total liabilities and shareholders’ equity	$912,195	$1,038,617

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)

GAAP net income/(loss)	$(21,048)	$(26,659)	$12,776	$(53,400)
Commercialization agreement revenues (1)	3,198	—	(49,288)	—
Commercialization agreement cost of sales (1)	—	—	6,200	—
Nucynta sales reserve (2)	—	—	(10,711)	—
Nucynta and Lazanda revenue reserves (3)	(946)	—	(1,166)	—
Managed care dispute reserve	—	—	—	4,742
Expenses for opioid-related litigation, investigations and regulations (4)	2,220	—	3,047	—
Intangible amortization related to product acquisitions	25,444	25,735	50,888	51,470
Contingent consideration related to product acquisitions	(260)	(863)	(462)	(5,332)
Stock-based compensation	2,970	3,403	4,946	6,959
Interest income	(70)	(56)	(164)	(260)
Interest expense	17,010	22,673	35,078	42,245
Depreciation	1,454	608	2,929	1,234
Provision for (benefit from) income taxes	(120)	(249)	(445)	(47)
Restructuring and other costs (5)	6,974	3,441	15,299	3,441
Other costs	(31)	253	178	2,529
Non-GAAP adjusted EBITDA	$36,795	$28,286	$69,105	$53,581

(1) Adjustment for the non-cash value assigned to inventory transferred to Collegium.

(2) Represents a $12.5 million benefit related to the release of sales reserves for which the Company is no longer financially responsible, net of $1.8 million in royalties payable to Grunenthal.

(3) Removal of the impact of revenue reserve adjustment estimates consistent with opioid-related litigation and investigation expense treatment.

(4) Legal costs/expenses related to opioid-related litigation, investigations and regulations pertaining to the Company’s historical commercialization of opioid products.

(5) Restructuring and other costs represents non-recurring costs associated with the Company’s restructuring and headquarters relocation and CEO transition.

RECONCILIATION OF GAAP NET INCOME/(LOSS) TO NON-GAAP ADJUSTED EARNINGS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)

GAAP net income/(loss)	$(21,048)	$(26,659)	$12,776	$(53,400)
Commercialization agreement revenues (1)	3,198	—	(49,288)	—
Commercialization agreement cost of sales (1)	—	—	6,200	—
Nucynta sales reserve (2)	—	—	(10,711)	$—
Non-cash interest expense on debt	5,390	6,124	10,808	10,774
Nucynta and Lazanda revenue reserves (3)	(946)	—	(1,166)	—
Managed care dispute reserve	—	—	—	4,742
Expenses for opioid-related litigation, investigations and regulations (4)	2,220	—	3,047	—
Intangible amortization related to product acquisitions	25,444	25,735	50,888	51,470
Contingent consideration related to product acquisitions	(260)	(863)	(462)	(5,332)
Stock-based compensation	2,970	3,403	4,946	6,959
Restructuring and other costs (5)	6,974	3,441	15,304	3,441
Valuation allowance on deferred tax assets	—	7,534	—	15,102
Other costs	(31)	253	178	2,529
Income tax effect of non-GAAP adjustments (6)	(9,067)	(13,519)	(5,623)	(26,403)
Non-GAAP adjusted earnings	$14,844	$5,449	$36,897	$9,882
Add interest expense of convertible debt, net of tax (7)	1,703	1,348	3,406	2,695
Numerator	$16,547	$6,797	$40,303	$12,577
Shares used in calculation (7)	82,201	81,400	82,039	81,719
Non-GAAP adjusted earnings per share	$0.20	$0.08	$0.49	$0.15

(1) Adjustment for the non-cash value assigned to inventory transferred to Collegium.

(2) Represents a $12.5 million benefit related to the release of sales reserves for which the Company is no longer financially responsible, net of $1.8 million in royalties payable to Grunenthal.

(3) Removal of the impact of revenue adjustment estimates consistent with opioid-related litigation and investigation expense treatment.

(4) Legal costs/expenses related to opioid-related litigation, investigations and regulations pertaining to the Company’s historical commercialization of opioid products.

(5) Restructuring and other costs represents non-recurring costs associated with the Company’s restructuring and headquarters relocation and CEO transition.

(6) Calculated by taking the pre-tax non-GAAP adjustments and applying the statutory tax rate.

(7) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible debt.

RECONCILIATION OF GAAP NET LOSS PER SHARE TO NON-GAAP ADJUSTED EARNINGS PER SHARE

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

GAAP net income/(loss) per share	$(0.33)	$(0.43)	$0.20	$(0.86)
Conversion from basic shares to diluted shares	0.07	0.10	(0.05)	0.20
Commercialization agreement revenues	0.04	—	(0.60)	—
Commercialization agreement cost of sales	—	—	0.08	—
Nucynta sales reserve	—	—	(0.13)	—
Non-cash interest expense on debt	0.06	0.08	0.14	0.13
Nucynta and Lazanda revenue reserves	(0.01)	—	(0.01)	—
Managed care dispute reserve	—	—	—	0.06
Expenses for opioid-related litigation, investigations and regulations	0.03	—	0.04	—
Intangible amortization related to product acquisitions	0.31	0.32	0.62	0.63
Contingent consideration related to product acquisitions	—	(0.01)	(0.01)	(0.07)
Stock based compensation	0.04	0.04	0.06	0.09
Restructuring and other costs	0.08	0.05	0.18	0.06
Valuation allowance on deferred tax assets	—	0.09	—	0.18
Income tax effect of non-GAAP adjustments	(0.11)	(0.17)	(0.07)	(0.32)
Add interest expense of convertible debt, net of tax	0.02	0.02	0.04	0.03
Non-GAAP adjusted earnings per share	$0.20	$0.08	$0.49	$0.15

RESTATED FIRST QUARTER NON-GAAP ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2018		2017

GAAP net income / (loss) reported at Q1	$33,824	(1)	$(26,741)

Non-GAAP Adjusted EBITDA reported at Q1	$31,807	(1)	$25,295

Specified Items	$503	(2)	—

Non-GAAP Adjusted EBITDA Restated	$32,310	(2)	n/a

(1) For a full reconciliation of GAAP Net Income/(loss) to Non-GAAP Adjusted EBITDA, as originally disclosed by the Company in its earnings release for the fiscal quarter ended March 31, 2018, please see Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2018.

(2) To ensure consistency and comparability, we have recast our previously provided Non-GAAP Adjusted EBITDA results for the fiscal quarter ended March 31, 2018 to apply our new definition of specified items to such calculation.

FULL-YEAR 2018 NON-GAAP GUIDANCE RECONCILATION

(in millions)

(unaudited)

	Full Year 2018 Guidance
	Earnings(1)		R&D		SG&A
	Low End	High End	Low End	High End	Low End	High End
GAAP	$(8)	$(18)	$9	$14	$118	$128
Specified Items(2)	$153	$173	$(2)	$(2)	$(18)	$(18)
Non-GAAP	$145	$155	$7	$12	$100	$110

(1) GAAP Earnings guidance refers to GAAP Net Loss and Non-GAAP Earnings Guidance refers to Non-GAAP Adjusted EBITDA.

(2) For purposes of this forward-looking reconciliation, a description of the categories of specified items included in this reconciliation are detailed in the tables above.